SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM 11-K

                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1993  Commission file number 33-38827

                        CATELLUS DEVELOPMENT CORPORATION
                         PROFIT SHARING & SAVINGS PLAN
                                   AND TRUST
              (Full title of the plan and the address of the plan)
                        CATELLUS DEVELOPMENT CORPORATION
                        201 Mission Street, 30th Floor
                       San Francisco, California  94105
             (Name of issuer of the securities and the address of its
                           principal executive office)



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                             REQUIRED INFORMATION

     1. Audited Statement of Net Assets Available for Plan Benefits at December 31, 1993 and 1992 and Statement of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 1993 and 1992 are contained in Exhibit 1 to this Annual Report, which is contained in the issuer's FORM SE dated June 28, 1994, being filed concurrently with this Annual Report on FORM 11-K.

     2. Consent of Price Waterhouse, independent accountants, is contained in Exhibit 2 to this Annual Report.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CATELLUS DEVELOPMENT CORPORATION
                                     PROFIT SHARING & SAVINGS PLAN
                                        AND TRUST


Date:     June 29, 1994              By:    Daniel M.Gonzales
                                            Daniel M. Gonzales
                                            Vice President Human
                                              Resources and Administration